Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (as may be amended from time to time, this “Agreement”) is entered into as of August 16, 2016, by and among U.S. Silica Holdings, Inc., a Delaware corporation (the “Company”), and each person identified on the signature pages hereto (each a “Seller” and, collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 15, 2016 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, New Birmingham, Inc., a Nevada corporation, New Birmingham Merger Corp., a Nevada corporation, NBI Merger Subsidiary II, Inc., a Delaware corporation, and David Durrett and Erik Dall, solely in their capacity as the Sellers Representatives under the Merger Agreement, the Company issued an aggregate of 2,630,513 Shares (as defined below) (the “Consideration Shares”) to the Sellers;

WHEREAS, the Company wishes to grant certain rights to the Sellers with respect to the Registrable Securities (as defined below) held by them as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for the good and valuable consideration, the parties, intending to be legally bound, mutually agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement the following terms shall have the following respective meanings. Capitalized terms used but not defined herein shall have their respective meaning set forth in the Merger Agreement.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Common Stock” means the common stock of the Company, par value of $0.01 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Holder” means any Seller owning of record Registrable Securities.

“Registrable Securities” means (a) any Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such above-described securities, in each case held by a Holder. Notwithstanding the foregoing, Registrable Securities shall cease to include any securities that have been sold by a person to the public pursuant to a registration statement in compliance with the Securities Act or pursuant to Rule 144 or sold in a private transaction.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.01 and 2.03, including, without limitation, all registration, qualification, exchange and filing fees, printing expenses, blue sky fees and fees and expenses of the Company’s legal counsel, accountants and other advisors, and excluding (for the avoidance of doubt) Selling Expenses.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar successor Rule that may be promulgated under the Securities Act.

“SEC” or “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean all underwriting discounts, broker or selling commissions and taxes applicable to the sale of Registrable Securities and fees and expenses of any Holder’s legal counsel, accountants or other advisors.

“Shares” means the shares of Common Stock issued by the Company to Sellers under the Merger Agreement.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 (or any successor form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar Rule that may be adopted by the SEC) covering the Registrable Securities.

ARTICLE 2

REGISTRATION

Section 2.01. Shelf Registration. (a) The Company shall prepare and file with the SEC, and shall use reasonable best efforts to cause to become effective under the Securities Act within forty-five (45) days after the Closing, a Shelf Registration Statement relating to the offer and sale of all Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement; provided that the Company qualifies to file a Shelf Registration Statement under the Securities Act at such time.

(b) Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Holders until the earlier of (i) three (3) years following the effectiveness under the Securities Act of the Shelf Registration Statement and (ii) the date on which each of the Holders is permitted to sell all of its Registrable Securities pursuant to Rule 144 without limitation or restriction under any of the requirements of Rule 144.

(c) Suspension of Registration. Prior to the sale or distribution of any Registrable Securities pursuant to a Shelf Registration Statement, each Holder shall give at least four (4) Business Days prior written notice thereof to the Company (a “Sale Notice”) and no Holder shall sell or distribute any Registrable Securities pursuant to a Shelf Registration Statement unless it has timely provided such Sale Notice and, subject to the Shelf Suspension described below, until the expiration of such four (4) Business Day period. A Sale Notice may indicate an aggregate amount of Registrable Securities that the Holder may sell or distribute within a specified reasonable period of time as market conditions allow. The Holders shall not deliver a Sale Notice and shall not sell or distribute Registrable Securities pursuant to a Shelf Registration Statement more than five (5) times in any calendar quarter. If in response to a Sale Notice, the Company shall provide to the Holder a certificate signed by an executive officer of the Company stating that in the good faith judgment of the Company such sale or distribution would require disclosure of non-public material information not otherwise required to be disclosed under applicable law (including with respect to any material contemplated acquisition or divestiture) and the Company has a bona fide business purpose for preserving the confidentiality of such information (the “Restriction”), then the Company may, by written notice thereof to the Holders requesting such sale or distribution (a “Suspension Notice”), suspend use of the Shelf Registration Statement by the Holders until the expiration of the Restriction (a “Shelf Suspension”) (it being agreed that the Company may not invoke a Shelf Suspension on more than four (4) occasions during any 360 consecutive days and no single Shelf Suspension shall last for longer than forty-five (45) consecutive days). In the case of a Shelf Suspension, (a) the Holders agree to suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the Suspension Notice referred to above and (b) a Holder that has delivered any Sale Notice giving rise to such Shelf Suspension shall be entitled to withdraw such Sale Notice and, if such Sale Notice is withdrawn, such Sale Notice shall not count as one of the permitted Sale Notices hereunder. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension and either confirm that the Shelf Registration can be used or supplement or make amendments to the Shelf Registration Statement to the extent required by the registration form used by the Company for the Shelf Registration or by the Securities Act or the rules or regulations promulgated thereunder and promptly notify the Holders thereof. The Company agrees to not deliver a Suspension Notice to any Holder or otherwise inform such Holder of a Restriction unless and until such Holder delivers a Sale Notice to the Company.

Section 2.02. Expenses of Registration. Except as specifically provided below in this Section 2.02, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 2.01 shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the Holders selling the securities.

Section 2.03. Obligations of the Company. The Company shall, as promptly as reasonably practicable:

(a) notify the Sellers Representatives, who shall notify each holder of Registrable Securities, of (i) the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, (ii) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) the effectiveness of the Shelf Registration Statement. In the event of the issuance of any stop order suspending the effectiveness of the Shelf Registration Statement, or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in the Shelf Registration Statement for sale in any jurisdiction, the Company will use its reasonable best efforts to promptly obtain the withdrawal of such order;

(b) furnish to the Holders such number of copies of a prospectus in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(c) use its reasonable best efforts to register and qualify the securities covered by the Shelf Registration Statement under the blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(d) cooperate with the Holders to facilitate the timely preparation and delivery of certificates or book-entry interests representing the Registrable Securities to be sold pursuant to the Shelf Registration Statement or Rule 144 free of any restrictive legends and representing such number of shares of Common Stock and registered in such names as the Holders may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Shelf Registration Statement or Rule 144; and

(e) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC.

The Company shall not be obligated under this Agreement to participate in, or provide any assistance in connection with, any underwritten offering by any Holders.

Section 2.04. Furnishing Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.01 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required under rules and regulations promulgated under the Securities Act to effect the registration of their Registrable Securities.

Section 2.05. Indemnification. In the event any Registrable Securities are offered or sold pursuant to a Shelf Registration Statement:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and the partners, officers, directors and stockholders of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such Shelf Registration Statement, including the prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such Shelf Registration Statement; and the Company will pay as incurred to each such Holder, partner, officer, director, stockholder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.05(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (y) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, stockholder, underwriter or controlling person of such Holder or (z) a Holder’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same.

(b) To the extent permitted by law, each Holder selling (or proposing to sell) securities under the Shelf Registration Statement will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling (or proposing to sell) securities under the Shelf Registration Statement or any of such other Holder’s partners, directors, officers or stockholders or any person who controls such Holder, against any losses, claims, damages or liabilities to which the Company or any such person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such

Violation (i) occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such registration or (ii) such Holder’s failure to deliver a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such person in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.05(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided, further, that in no event shall any indemnity and payment obligation under this Section 2.05 exceed the net proceeds (after deducting commissions, taxes and other expenses) from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.05 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.05, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to material actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.05, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.05.

(d) If the indemnification provided for in this Section 2.05 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Holder hereunder exceed the net proceeds (after deducting commissions, taxes and other expenses) from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.05 shall survive completion of any offering of Registrable Securities under the Shelf Registration Statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 2.06. Termination of Registration Rights. All registration rights granted under this Article 2 shall terminate and be of no further force and effect on the earliest to occur of (i) the date all Registrable Securities may be sold under Rule 144 without limitation or restriction under any of the requirements of Rule 144, and (ii) the third anniversary of the date hereof.

Section 2.07. Rule 144. The Company shall use commercially reasonable efforts to satisfy the condition contained in Rule 144 under the Securities Act with respect to current public information and any other conditions to make such Rule available to the Holders for the sale of Registrable Securities, including filing with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

Section 3.02. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.10 shall be deemed effective service of process on such party.

Section 3.03. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.04. Successors and Assigns. (a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns, heirs, executors, and administrators of the parties hereto.

Section 3.05. Effectiveness. This Agreement shall not become effective until the occurrence of the Closing.

Section 3.06. Entire Agreement. This Agreement and the Schedule hereto, constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof.

Section 3.07. Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.08. Amendment and Waiver. Except as otherwise expressly provided herein, this Agreement may be amended or modified and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders holding at least twenty-five percent (25%) of the Registrable Securities then outstanding; provided that no such amendment or waiver shall affect any Holder in a more adverse or disproportionate manner than the other Holders, without obtaining the consent of such adversely and disproportionately affected Holder. Any amendment or waiver effected in accordance with this Section 3.08 shall be binding upon each Holder and the Company.

Section 3.09. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party hereto, upon any breach, default or noncompliance of any other party hereto under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.

Section 3.10. Notices and Consents. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 3.11. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 3.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first set forth above.

Company:	U.S. SILICA HOLDINGS, INC. /s/ Bryan A. Shinn By: Bryan A. Shinn Its: President and Chief Executive Officer

Seller:	/s/ David J. Durrett By: David. J. Durrett

BLACK RIVER CBF M&M NBI HOLDCO LLC /s/ Matthew Waller By: Matthew Waller Its: Director

/s/ Lewie Byers By: Lewie Byers

NANO MINERALS CORP. /s/ Charles Ager By: Charles Ager Its: President

/s/ Erik Dall By: Erik Dall

/s/ Bob Kunzi By: Bob Kunzi

/s/ Dennis Limin By: Dennis Limin

/s/ Christopher Anthony Worcester By: Christopher Anthony Worcester

/s/ Oliver Charles Willoughby By: Oliver Charles Willoughby

/s/ Howard John Eillison Ormonroyd By: Howard John Ellison Ormonroyd

/s/ Wes Penn By: Wes Penn

/s/ Horace N. Carter By: Horace N. Carter

/s/ Morty Redman By: Morty Redman

/s/ Erik Salsberg By: Erik Salsberg

/s/ Mary Comi By: Mary Comi

/s/ Christine Comi By: Christine Comi

/s/ John Comi By: John Comi

/s/ Ken Finley By: Ken Finley

M. KEITH DOLLAHITE, P.C. /s/ Keith Dollahite By: Keith Dollahite Its: President

/s/ H. Douglas Thomson By: H. Douglas Thomson

/s/ Stephen Crittenden By: Stephen Crittenden

/s/ Michael Paye By: Michael Paye

ROBERT AND EDNA MCDOUGAL FAMILY TRUST, DATED DECEMBER 13, 2007 /s/ Melvin Williams By: Melvin Williams Its: Trustee

/s/ Ronald E. Alexander By: Ronald E. Alexander

/s/ Peter J. Aubry By: Peter J. Aubry